Exhibit 99.1

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	October 1,	January 2,
	2016	2016
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$14,182	$185,388
Accounts receivable, net	247,175	145,544
Costs and estimated earnings in excess of billings	39,052	5,690
Inventories	164,875	130,082
Other current assets	8,353	4,807
Total current assets	473,637	471,511
Property, plant and equipment, less accumulated depreciation, depletion and amortization (October 1, 2016 - $452,186 and January 2, 2016 - $366,505)	1,456,491	1,269,006
Goodwill	760,448	596,397
Intangible assets, less accumulated amortization (October 1, 2016 - $7,315 and January 2, 2016 - $5,237)	25,205	15,005
Other assets	47,796	43,243
Total assets	$2,763,577	$2,395,162
Liabilities and Member’s Interest
Current liabilities:
Current portion of debt	$6,500	$6,500
Current portion of acquisition-related liabilities	19,407	18,084
Accounts payable	113,329	81,397
Accrued expenses	108,694	92,942
Billings in excess of costs and estimated earnings	16,869	13,081
Total current liabilities	264,799	212,004
Long-term debt	1,515,381	1,273,652
Acquisition-related liabilities	24,225	31,028
Other noncurrent liabilities	121,150	100,186
Total liabilities	1,925,555	1,616,870
Commitments and contingencies (see note 10)
Member’s equity	1,070,686	1,050,882
Accumulated deficit	(206,351)	(245,486)
Accumulated other comprehensive loss	(27,732)	(28,466)
Member’s interest	836,603	776,930
Noncontrolling interest	1,419	1,362
Total member’s interest	838,022	778,292
Total liabilities and member’s interest	$2,763,577	$2,395,162

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(In thousands)

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Revenue:
Product	$386,236	$338,020	$907,679	$748,210
Service	93,974	88,266	193,206	182,224
Net revenue	480,210	426,286	1,100,885	930,434
Delivery and subcontract revenue	49,227	45,619	102,205	100,401
Total revenue	529,437	471,905	1,203,090	1,030,835
Cost of revenue (excluding items shown separately below):
Product	224,927	207,500	559,512	490,923
Service	61,725	59,280	136,250	128,514
Net cost of revenue	286,652	266,780	695,762	619,437
Delivery and subcontract cost	49,227	45,619	102,205	100,401
Total cost of revenue	335,879	312,399	797,967	719,838
General and administrative expenses	64,194	42,539	185,208	149,484
Depreciation, depletion, amortization and accretion	39,427	33,306	109,195	86,818
Transaction costs	1,684	304	5,290	8,044
Operating income	88,253	83,357	105,430	66,651
Other expense (income), net	565	(1,171)	782	(678)
Loss on debt financings	—	32,641	—	64,313
Interest expense	25,019	20,436	71,668	61,649
Income (loss) from operations before taxes	62,669	31,451	32,980	(58,633)
Income tax expense (benefit)	1,309	(2,655)	(7,896)	(12,468)
Income (loss) from continuing operations	61,360	34,106	40,876	(46,165)
Income from discontinued operations	—	(57)	—	(815)
Net income (loss)	61,360	34,163	40,876	(45,350)
Net income (loss) attributable to noncontrolling interest	92	52	57	(1,917)
Net income (loss) attributable to member of Summit LLC	$61,268	$34,111	$40,819	$(43,433)

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Comprehensive Operations

(In thousands)

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Net income (loss)	$61,360	$34,163	$40,876	$(45,350)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(1,311)	(6,296)	3,966	(11,531)
Income (loss) on cash flow hedges	60	(1,010)	(3,232)	(1,010)
Other comprehensive (loss) income	(1,251)	(7,306)	734	(12,541)
Comprehensive income (loss)	60,109	26,857	41,610	(57,891)
Less comprehensive income (loss) attributable to the noncontrolling interest in consolidated subsidiaries	92	52	57	(1,917)
Comprehensive income (loss) attributable to member of Summit LLC	$60,017	$26,805	$41,553	$(55,974)

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Nine months ended
	October 1,	September 26,
	2016	2015
Cash flow from operating activities:
Net income (loss)	$40,876	$(45,350)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	117,227	90,207
Share-based compensation expense	46,123	18,589
Deferred income tax benefit	(8,977)	—
Net gain on asset disposals	(5,844)	(4,990)
Net gain on debt financings	—	(4,570)
Other	(971)	136
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable, net	(81,234)	(56,287)
Inventories	(17,072)	(3,830)
Costs and estimated earnings in excess of billings	(34,349)	(23,402)
Other current assets	(2,876)	(4,401)
Other assets	(217)	(524)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	23,812	29,383
Accrued expenses	8,931	(11,575)
Billings in excess of costs and estimated earnings	2,138	(763)
Other liabilities	(3,044)	(853)
Net cash provided by (used in) operating activities	84,523	(18,230)
Cash flow from investing activities:
Acquisitions, net of cash acquired	(331,463)	(505,466)
Purchases of property, plant and equipment	(121,945)	(69,672)
Proceeds from the sale of property, plant and equipment	16,222	8,883
Other	1,500	610
Net cash used for investing activities	(435,686)	(565,645)
Cash flow from financing activities:
Capital contributions by member	113	490,916
Capital issuance costs	(136)	(12,539)
Shares redeemed to settle employee taxes	(8)	—
Proceeds from debt issuances	354,000	1,415,750
Debt issuance costs	(5,675)	(10,911)
Payments on debt	(114,254)	(1,251,407)
Payments on acquisition-related liabilities	(26,420)	(15,018)
Distributions	(27,993)	(39,952)
Net cash provided by financing activities	179,627	576,839
Impact of foreign currency on cash	330	(697)
Net decrease in cash	(171,206)	(7,733)
Cash and cash equivalents – beginning of period	185,388	13,215
Cash and cash equivalents – end of period	$14,182	$5,482

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC AND SUBSIDIARIES

Unaudited Consolidated Statements of Changes in Member’s Interest and Redeemable Noncontrolling Interest

(In thousands)

	Total Member’s Interest
			Accumulated
			other		Total	Redeemable
	Member’s	Accumulated	comprehensive	Noncontrolling	member’s	noncontrolling
	equity	deficit	loss	interest	interest	interest
Balance — January 2, 2016	$1,050,882	$(245,486)	$(28,466)	$1,362	$778,292	$—

Net contributed capital	(2)	—	—	—	(2)	—
Net income	—	40,819	—	57	40,876	—
Other comprehensive income	—	—	734	—	734	—
Distributions	(27,993)	—	—	—	(27,993)	—
Restricted stock unit vesting	(8)	—	—	—	(8)	—
Share-based compensation	47,807	(1,684)	—	—	46,123	—
Balance — October 1, 2016	$1,070,686	$(206,351)	$(27,732)	$1,419	$838,022	$—

Balance — December 27, 2014	$518,647	$(217,416)	$(15,546)	$1,298	$286,983	$33,740

Net contributed capital	542,479	—	—	—	542,479	—
Accretion/ redemption value adjustment	—	(32,252)	—	—	(32,252)	(31,850)
Net loss	—	(43,433)	—	(27)	(43,460)	(1,890)
Other comprehensive loss	—	—	(12,541)	—	(12,541)	—
Distributions	(39,952)	—	—	—	(39,952)	—
Share-based compensation	18,589	—	—	—	18,589	—
Balance — September 26, 2015	$1,039,763	$(293,101)	$(28,087)	$1,271	$719,846	$—

See notes to unaudited consolidated financial statements.

SUMMIT MATERIALS, LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Tables in thousands)

1.SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Summit Materials, LLC (“Summit LLC” and, together with its subsidiaries, the “Company”) is a vertically integrated, construction materials company. The Company is engaged in the production and sale of aggregates, cement, ready-mix concrete, asphalt paving mix and concrete products and owns and operates quarries, sand and gravel pits, two cement plants, cement distribution terminals, ready-mix concrete plants, asphalt plants and landfill sites. It is also engaged in paving and related services. The Company’s three operating and reporting segments are the West, East and Cement segments.

Substantially all of the Company’s products and services are produced, consumed and performed outdoors, primarily in the spring, summer and fall. Seasonal changes and other weather-related conditions can affect the production and sales volumes of its products and delivery of services. Therefore, the financial results for any interim period are typically not indicative of the results expected for the full year. Furthermore, the Company’s sales and earnings are sensitive to national, regional and local economic conditions and to cyclical changes in construction spending, among other factors.

Summit LLC is a wholly owned indirect subsidiary of Summit Materials Holdings L.P. (“Summit Holdings”), whose primary owners are Summit Materials, Inc. (“Summit Inc.”) and certain investment funds affiliated with Blackstone Capital Partners V L.P. and Silverhawk Summit, L.P. (collectively, the “Sponsors”). Summit Inc. was formed as a Delaware corporation on September 23, 2014. Its sole material asset is a controlling equity interest in Summit Holdings. Pursuant to a reorganization into a holding company structure (the “Reorganization”) in connection with Summit Inc.’s March 2015 initial public offering, Summit Inc. became a holding corporation operating and controlling all of the business and affairs of Summit Holdings and its subsidiaries, including Summit LLC.

Summit Inc.’s Equity Offerings— Summit Inc. commenced operations on March 11, 2015 upon the pricing of the initial public offering of its Class A common stock (“IPO”). Summit Inc. raised $433.0 million, net of underwriting discounts, through the issuance of 25,555,555 shares of Class A common stock at a public offering price of $18.00 per share. Summit Inc. used the offering proceeds to purchase a number of newly-issued Class A Units (“LP Units”) from Summit Holdings equal to the number of shares of Class A common stock issued to the public. Summit Inc. caused Summit Holdings to use these proceeds: (i) to redeem $288.2 million in aggregate principal amount of outstanding 10 1/2% senior notes due January 31, 2020 (“2020 Notes”); (ii) to purchase 71,428,571 Class B Units of Continental Cement Company, L.L.C. (“Continental Cement”); (iii) to pay a one-time termination fee of $13.8 million primarily to affiliates of the Sponsors in connection with the termination of a transaction and management fee agreement; and (iv) for general corporate purposes. The $288.2 million redemption of 2020 Notes was completed in the second quarter of 2015 at a redemption price equal to par plus an applicable premium of $38.2 million plus $5.2 million of accrued and unpaid interest.

In connection with the IPO, Summit Inc. issued 69,007,297 shares of its Class B common stock to Summit Owner Holdco LLC (“Summit Owner Holdco”), a Delaware limited liability company owned by certain pre-IPO owners and the former holders of Class B Units of Continental Cement. The Class B common stock entitled Summit Owner Holdco, without regard to the number of shares of Class B common stock held by it, to a number of votes that is equal to the aggregate number of LP Units held by all limited partners of Summit Holdings (excluding Summit Inc.). On July 19, 2016, Summit Owner Holdco transferred 28,661,526 shares of its Class B common stock to certain holders of LP Units and the remaining 40,345,771 shares of Class B common stock were cancelled. The Class B common stock entitles holders thereof, who are also holders of LP

Units, with a number of votes that is equal to the number of LP Units they hold. The Class B common stock does not participate in dividends and does not have any liquidation rights.

On August 11, 2015, Summit Inc. raised $555.8 million, net of underwriting discounts, through the issuance of 22,425,000 shares of Class A common stock at a public offering price of $25.75 per share ("the August 2015 follow-on offering"). Summit Inc. used these proceeds to purchase 3,750,000 newly-issued LP Units from Summit Holdings and 18,675,000 LP Units from certain pre-IPO owners, at a purchase price per LP Unit equal to the public offering price per share of Class A common stock, less underwriting discounts and commissions. Summit Holdings used the proceeds from the 3,750,000 newly-issued LP Units to pay the deferred purchase price of $80.0 million related to the July 17, 2015 acquisition of a cement plant and quarry in Davenport, Iowa, and seven cement terminals along the Mississippi River (the “Davenport Assets”) and for general corporate purposes.

Basis of Presentation—These unaudited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures typically included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto as of and for the year ended January 2, 2016. The Company continues to follow the accounting policies set forth in those consolidated financial statements.

Management believes that these consolidated interim financial statements include all adjustments, normal and recurring in nature, that are necessary to present fairly the financial position of the Company as of October 1, 2016, the results of operations for the three and nine months ended October 1, 2016 and September 26, 2015 and cash flows for the nine months ended October 1, 2016 and September 26, 2015.

The Company’s fiscal year is based on a 52-53 week year with each quarter composed of 13 weeks ending on a Saturday. The 53-week year occurs approximately once every seven years and occurred in 2015. The additional week in the 53-week year was included in the fourth quarter of 2015.

Principles of Consolidation–The consolidated financial statements include the accounts of Summit LLC and its majority owned subsidiaries. All intercompany balances and transactions have been eliminated. The Company attributes consolidated member’s interest and net income separately to the controlling and noncontrolling interests. Noncontrolling interests in consolidated subsidiaries represent a 20% ownership in Ohio Valley Asphalt, LLC and, prior to the IPO and concurrent purchase of the noncontrolling interests of Continental Cement, a 30% redeemable ownership in Continental Cement. The Company accounts for investments in entities for which it has an ownership of 20% to 50% using the equity method of accounting.

Use of Estimates— Preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenue and expenses. Such estimates include the valuation of accounts receivable, inventories, goodwill, intangibles and other long-lived assets, pension and other postretirement obligations and asset retirement obligations. Estimates also include revenue earned on contracts and costs to complete contracts. Most of the Company’s paving and related services are performed under fixed unit-price contracts with state and local governmental entities. Management regularly evaluates its estimates and assumptions based on historical experience and other factors, including the current economic environment. As future events and their effects cannot be determined with precision, actual results can differ significantly from estimates made. Changes in estimates, including those resulting from continuing changes in the economic environment, are reflected in the Company’s consolidated financial statements when the change in estimate occurs.

Business and Credit Concentrations—The Company’s operations are conducted primarily across 24 U.S. states and in British Columbia, Canada, with the most significant revenue generated in Texas, Kansas, Utah, Missouri and Kentucky. The Company’s accounts receivable consist primarily of amounts due from customers within these areas. Therefore, collection of these accounts is dependent on the economic conditions in the aforementioned states, as well as specific situations affecting individual customers. Credit granted within the Company’s trade areas has been granted to many customers, and management does not believe that a significant concentration of credit exists with respect to any individual customer or group of customers. No single customer accounted for more than 10% of the Company’s total revenue in the three and nine months ended October 1, 2016 and September 26, 2015.

Fair Value Measurements—Certain acquisitions made by the Company require the payment of contingent amounts of purchase consideration. These payments are contingent on specified operating results being achieved in periods subsequent to the acquisition and will only be made if earn-out thresholds are achieved. Contingent consideration obligations are measured at fair value each reporting period. Any adjustments to fair value are recognized in earnings in the period identified.

The Company has entered into interest rate derivatives on $200.0 million of its term loan borrowings to add stability to interest expense and to manage its exposure to interest rate movements. The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and will be subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The fair value of contingent consideration and derivatives as of October 1, 2016 and January 2, 2016 was:

	October 1,	January 2,
	2016	2016
Current portion of acquisition-related liabilities and Accrued expenses:
Contingent consideration	$7,206	$4,918
Cash flow hedges	831	224
Acquisition-related liabilities and Other noncurrent liabilities
Contingent consideration	$1,824	$2,475
Cash flow hedges	3,341	681

The fair value of contingent consideration was based on unobservable, or Level 3, inputs, including projected probability-weighted cash payments and an 11.0% discount rate, which reflects a market discount rate. Changes in fair value may occur as a result of a change in actual or projected cash payments, the probability weightings applied by the Company to projected payments or a change in the discount rate. Significant increases or decreases in any of these inputs in isolation could result in a lower, or higher, fair value measurement. The fair value of the cash flow hedges are based on observable, or Level 2, inputs such as interest rates, bond yields and prices in inactive markets. There were no material valuation adjustments to the derivatives in the three and nine months ended October 1, 2016 and September 26, 2015 and approximately $4.1 million of adjustments to contingent consideration in the nine months ended October 1, 2016.

Financial Instruments—The Company’s financial instruments include debt and certain acquisition-related liabilities (deferred consideration and noncompete obligations). The carrying value and fair value of these financial instruments as of October 1, 2016 and January 2, 2016 was:

	October 1, 2016		January 2, 2016
	Fair Value	Carrying Value	Fair Value	Carrying Value

Level 2
Long-term debt(1)	$1,578,157	$1,537,513	$1,283,799	$1,291,858

Level 3
Current portion of deferred consideration and noncompete obligations(2)	12,201	12,201	13,166	13,166
Long term portion of deferred consideration and noncompete obligations(3)	22,401	22,401	28,553	28,553

(1)	Balances include $6.5 million of current portion of debt and exclude capitalized loan costs of $15.6 million and $11.7 million as of October 1, 2016 and January 2, 2016, respectively.
(2)	Included in current portion of acquisition-related liabilities on the consolidated balance sheets.
(3)	Included in acquisition-related liabilities on the consolidated balance sheets.

The fair value of debt was determined based on observable, or Level 2 inputs, such as interest rates, bond yields and quoted prices in inactive markets. The fair values of the deferred consideration and noncompete obligations were determined based on unobservable, or Level 3, inputs, including the cash payment terms in the purchase agreements and a discount rate reflecting the Company’s credit risk.

Redeemable Noncontrolling Interest — On March 17, 2015, upon the consummation of the IPO and the transactions contemplated by a contribution and purchase agreement entered into with the holders of all of the outstanding Class B Units of Continental Cement, Continental Cement became a wholly-owned indirect subsidiary of Summit LLC. The noncontrolling interests of Continental Cement were acquired for aggregate consideration of $64.1 million, consisting of $35.0 million of cash, 1,029,183 shares of Summit Inc.’s Class A common stock and $15.0 million aggregate principal amount of non-interest bearing notes payable in six annual installments of $2.5 million, beginning on March 17, 2016. The notes payable is a liability of Summit Holdings and, is therefore not included in the liabilities of Summit LLC. However, Summit LLC made a $2.5 million distribution to Summit Holdings in the nine months ended October 1, 2016 so that Summit Holdings could make the deferred consideration payment due on March 17, 2016.

New Accounting Standards — In March 2016, the Financial Accounting Standards Board (“FASB”) issued a new accounting standard with targeted amendments to the accounting for employee share-based payments. Accounting Standards Update (“ASU”) 2016-09, Improvements to Employee Share-Based Payment Accounting, requires that the income tax effect of share-based awards be recognized in the income statement and allows entities to elect an accounting method to recognize forfeitures as they occur or to estimate forfeitures, as is currently required. The ASU is effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. However, the Company early adopted this ASU as of the beginning of fiscal year 2016 and made an election to recognize forfeitures as they occur. The ASU adoption was applied using a modified retrospective method by means of a $1.7 million cumulative-effect adjustment to accumulated deficit as of the beginning of the fiscal year.

In February 2016, the FASB issued a new accounting standard related to lease accounting, ASU No. 2016-02, Leases, which will result in lessees recognizing most leases on the balance sheet.  Lessees are required to disclose more quantitative and qualitative information about their leases than current U.S. GAAP requires. The ASU is effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. As of October 1, 2016 and January 2, 2016, the Company’s undiscounted minimum contractual commitments under long-term operating leases, which were not recorded on the balance sheet, were $28.6 million and $21.9 million, respectively, which is an estimate of the effect to lease obligations and property, plant and equipment that the new accounting standard would have as of the dates noted.

In May 2014, the FASB issued a new accounting standard to improve and converge the financial reporting requirements for revenue from contracts with customers. ASU No 2014-09, Revenue from Contracts with Customers, prescribes a five-step model for revenue recognition that will replace most existing revenue recognition guidance in U.S. GAAP. The ASU will supersede nearly all existing revenue recognition guidance under U.S. GAAP and provides that an entity recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This update also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. ASU No. 2014-09 allows for either full retrospective or modified retrospective adoption. In July 2015, the FASB postponed the effective date of the new revenue standard by one year to the first quarter of 2018. Early adoption is permitted, but no earlier than 2017. Management is currently assessing the effect that the adoption of this standard will have on the consolidated financial statements.

Reclassifications — Certain amounts in the prior year have been reclassified to conform to the current period’s presentation.

2.SHARE-BASED COMPENSATION

Prior to the IPO and Reorganization, the capital structure of Summit Holdings consisted of six different classes of limited partnership interests (Class A-1, Class A-2, Class B-1, Class C, Class D-1 and Class D-2), each of which was subject to unique distribution rights. There were no outstanding Class A-2 interests. In connection with the IPO and the Reorganization, the limited partnership agreement of Summit Holdings was amended and restated to, among other things, modify its capital structure by creating the LP Units (“Reclassification”). Immediately following the Reclassification, 69,007,297 LP Units were outstanding. In addition, in substitution for part of the economic benefit of the Class C and Class D interests that was not reflected in the conversion of such interests to LP Units, warrants were issued to holders of Class C interests to purchase an aggregate of 160,333 shares of Class A common stock, and options were issued to holders of Class D interests to purchase an aggregate of 4,358,842 shares of Class A common stock (“leverage restoration options”). The exercise price of the warrants and leverage restoration options is the IPO price of $18.00 per share. In conjunction with the Reclassification of the equity-based awards, the Company recognized a $14.5 million modification charge in general and administrative expenses in the nine months ended September 26, 2015.

The leverage restoration options were granted under the Summit Materials, Inc. 2015 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). The leverage restoration options that correlated to time-vesting interests vest over four years beginning on the Reclassification date and the leverage restoration options that correlated to performance-vesting interests vest when both the applicable return multiple is achieved and a four year time-vesting condition is satisfied. The four-year time- vesting condition will be satisfied with respect to 25% of the performance-vesting options on each of the first four anniversaries of the Reclassification date, subject to the employee’s continued employment through the applicable vesting date.

The Company also granted 240,000 options to purchase shares of Class A common stock under the Omnibus Incentive Plan to certain employees some of whom had not previously been granted equity-based interests. These stock options have an exercise price of $18.00 per share, the IPO price, and are subject to a time-based vesting condition that will be satisfied with respect to 25% of the award on each of the first four anniversaries of the grant date, subject to the employee’s continued employment through the applicable vesting date.

In the nine months ended October 1, 2016, Summit Inc. acquired 25,812,254 LP Units in exchange for an equal number of shares of Class A common stock, of which 21,482,082 LP Units were exchanged by certain investment funds associated with or designated by The Blackstone Group L.P. (“Blackstone”). Blackstone subsequently sold the shares of Class A common stock it received through underwritten public offerings. As a result of these transactions and Blackstone’s prior exchange and sale of LP Units, the performance target associated with certain LP Units and leverage restoration options which was based on Blackstone receiving a 1.75 times return on its initial investment, was achieved. In addition, on August 9, 2016, the Board of Directors of Summit Inc. determined that it was in the best interest of the Company to waive the 3.0 times threshold on the remaining unvested performance-based LP Units and leverage restoration options. The Company recognized $12.5 million and $37.3 million in general and administrative expenses in the three and nine months ended October 1, 2016, respectively, related to the vesting of these performance-based awards.

3.ACQUISITIONS

The Company has completed numerous acquisitions since its formation in 2009, which have been financed through a combination of debt and equity funding. The operations of each acquisition have been included in the Company’s consolidated results of operations since the respective closing dates of the acquisitions. The Company measures all assets acquired and liabilities assumed at their acquisition-date fair value.

West segment

•

August 19, 2016, the Company acquired H.C. Rustin Corporation (“Rustin”), a ready-mix company with 12 ready-mix plants servicing the Southern Oklahoma market. The acquisition was funded with cash on hand.

•

On April 29, 2016, the Company acquired Sierra Ready Mix, LLC (“Sierra”), a vertically integrated aggregates and ready-mix concrete business with one sand and gravel pit and two ready-mix concrete plants located in Las Vegas, Nevada. The acquisition was funded with cash on hand.

•	On December 11, 2015, the Company acquired all of the assets of Pelican Asphalt Company, LLC, an asphalt terminal business in Houston, Texas. The acquisition was funded with cash on hand.

•

On August 21, 2015, the Company acquired all of the stock of LeGrand Johnson Construction Co., a vertically integrated company based in Utah with five sand and gravel pits, four ready-mix concrete plants and three asphalt plants and servicing the northern and central Utah, western Wyoming and southern Idaho markets. The acquisition was funded with borrowings under the Company’s revolving credit facility.

•

On June 1, 2015, the Company acquired all of the stock of Lewis & Lewis, Inc., a vertically integrated business in Wyoming. The acquisition was funded with borrowings under the Company’s revolving credit facility.

East segment

•

On August 26, 2016, the Company acquired R.D. Johnson Excavating Company, LLC and Asphalt Sales of Lawrence, LLC (“RD Johnson”), an asphalt producer and construction services company based in Lawrence, Kansas. The acquisition was funded with both cash on hand and borrowings under the Company’s revolving credit facility.

•

On August 8, 2016, The Company acquired the assets of Weldon Real Estate, LLC (“Weldon”) and the membership interests of Honey Creek Disposal Service, LLC. (‘‘Honey Creek’’). Honey Creek is a trash collection business, which was sold immediately after acquisition. The Company retained the building assets of Weldon, where its recycling business in Kansas is operated. The acquisition was funded with borrowings under the Company’s revolving credit facility.

•

On May 20, 2016, the Company acquired seven aggregates quarries in central and northwest Missouri from APAC-Kansas, Inc. and APAC-Missouri, Inc., subsidiaries of Oldcastle Materials, Inc. (“Oldcastle Assets”).

•

On March 18, 2016, the Company acquired Boxley Materials Company (“Boxley”), a vertically integrated company based in Roanoke, Virginia with six quarries, four ready-mix concrete plants and four asphalt plants.

•

On February 5, 2016, the Company acquired American Materials Company (“AMC”), an aggregates company with five sand and gravel pits servicing coastal North and South Carolina. The acquisition was funded with cash on hand.

Cement segment

•

On August 30, 2016, the Company acquired two river-supplied cement and fly-ash distribution terminals in Southern Louisiana (“Angelle Assets”). The acquisition was funded with borrowings under the Company’s revolving credit facility.

•

On July 17, 2015, the Company completed the acquisition of the Davenport Assets, a cement plant and a quarry in Davenport, Iowa, and seven cement terminals along the Mississippi River for $450.0 million in cash and a cement distribution terminal in Bettendorf, Iowa, for which a $16.6 million gain on disposition was recognized in general and administrative expenses. The cash purchase price was funded through a combination of debt (see Note 7) and $80.0 million with proceeds from the August 2015 follow-on offering. Combined with the Company’s cement plant in Hannibal, Missouri, the Company has over two million short tons of cement capacity across our two plants and eight cement distribution terminals along the Mississippi River from Minneapolis, Minnesota to New Orleans, Louisiana. The goodwill that was acquired with the Davenport Assets reflects the value from estimated synergies and cost savings, primarily from expanded geographic area, overhead cost reductions and best practice sharing of operating efficiencies between the acquired assets and the Company’s existing cement plant in Hannibal, Missouri. The Davenport Assets were immediately integrated into the Company’s existing cement operations such that it is not practicable to report revenue and net income separately for the Davenport Assets.

The purchase price allocation, primarily the valuation of property, plant and equipment for the 2016 acquisitions has not yet been finalized due to the recent timing of the acquisitions. The following table summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates:

	Nine months ended	Davenport	Year Ended
	October 1,	July 17,	January 2, 2016
	2016	2015	(excluding Davenport)

Financial assets	$22,066	$—	$12,555
Inventories	17,540	21,776	2,036
Property, plant and equipment	178,082	275,436	57,817
Intangible assets	12,149	—	—
Other assets	5,378	6,450	(745)
Financial liabilities	(14,587)	(2,190)	(13,733)
Other long-term liabilities	(29,231)	(4,086)	(11,289)
Net assets acquired	191,397	297,386	46,641
Goodwill	153,438	170,067	15,710
Purchase price	344,835	467,453	62,351
Acquisition related liabilities	(14,142)	—	(1,044)
Bettendorf assets	—	(18,743)	—
Other	770	—	—
Net cash paid for acquisitions	$331,463	$448,710	$61,307

Changes in the carrying amount of goodwill, by reportable segment, from January 2, 2016 to October 1, 2016 are summarized as follows:

	West	East	Cement	Total
Balance, January 2, 2016	$303,926	$98,308	$194,163	$596,397
Acquisitions(1)	26,186	126,419	9,003	161,608
Foreign currency translation adjustments	2,443	—	—	2,443
Balance, October 1, 2016	$332,555	$224,727	$203,166	$760,448

Accumulated impairment losses as of October 1, 2016 and January 2, 2016	$(53,264)	$(14,938)	$—	$(68,202)

(1)Reflects goodwill from 2016 acquisitions and working capital adjustments from prior year acquisitions in the West and Cement segments, including $5.4 million related to below-market contracts assumed with the Davenport Assets acquisition.

The Company’s intangible assets are primarily composed of goodwill, lease agreements and reserve rights. The assets related to lease agreements reflect the submarket royalty rates paid under agreements, primarily, for extracting aggregates. The values were determined as of the respective acquisition dates by a comparison of market-royalty rates. The reserve rights relate to aggregate reserves to which the Company has the rights of ownership, but does not own the reserves. The intangible assets are amortized on a straight-line basis over the lives of the leases. The following table shows intangible assets by type and in total:

	October 1, 2016			January 2, 2016
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Leases	$22,506	$(3,147)	$19,359	$10,357	$(2,531)	$7,826
Reserve rights	8,765	(3,440)	5,325	8,636	(2,078)	6,558
Trade names	1,000	(633)	367	1,000	(558)	442
Other	249	(95)	154	249	(70)	179
Total intangible assets	$32,520	$(7,315)	$25,205	$20,242	$(5,237)	$15,005

Amortization expense totaled $0.6 million and $2.1 million for the three and nine months ended October 1, 2016, respectively, and $0.5 million and $1.5 million for the three and nine months ended September 26, 2015, respectively. The estimated amortization expense for the intangible assets for each of the five years subsequent to October 1, 2016 is as follows:

2016 (three months)	$585
2017	1,308
2018	1,302
2019	1,283
2020	1,199
2021	1,158
Thereafter	18,370
Total	$25,205

4.ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following as of October 1, 2016 and January 2, 2016:

	October 1,	January 2,
	2016	2016
Trade accounts receivable	$235,386	$133,418
Retention receivables	13,857	13,217
Receivables from related parties	574	635
Accounts receivable	249,817	147,270
Less: Allowance for doubtful accounts	(2,642)	(1,726)
Accounts receivable, net	$247,175	$145,544

Retention receivables are amounts earned by the Company but held by customers until paving and related service contracts and projects are near completion or fully completed. Amounts are generally billed and collected within one year.

5.INVENTORIES

Inventories consisted of the following as of October 1, 2016 and January 2, 2016:

	October 1,	January 2,
	2016	2016
Aggregate stockpiles	$102,798	$86,236
Finished goods	39,137	14,840
Work in process	8,464	5,141
Raw materials	14,476	23,865
Total	$164,875	$130,082

6.ACCRUED EXPENSES

Accrued expenses consisted of the following as of October 1, 2016 and January 2, 2016:

	October 1,	January 2,
	2016	2016
Interest	$20,712	$19,591
Payroll and benefits	29,111	24,714
Capital lease obligations	12,763	15,263
Insurance	10,851	9,824
Non-income taxes	11,089	4,618
Professional fees	3,209	2,528
Other(1)	20,959	16,404
Total	$108,694	$92,942

(1)Consists primarily of subcontractor and working capital settlement accruals.

7.DEBT

Debt consisted of the following as of October 1, 2016 and January 2, 2016:

	October 1,	January 2,
	2016	2016
Term Loan, due 2022:
$641.9 million and $646.8 million, net of $2.7 million and $3.1 million discount at October 1, 2016 and January 2, 2016, respectively	$639,166	$643,693
8 1⁄2% Senior Notes, due 2022	250,000	—
6 1⁄8% Senior Notes, due 2023:
$650 million, net of $1.7 million and $1.8 million discount at October 1, 2016 and January 2, 2016, respectively	648,347	648,165
Total	1,537,513	1,291,858
Current portion of long-term debt	6,500	6,500
Long-term debt	$1,531,013	$1,285,358

The contractual payments of long-term debt, including current maturities, for the five years subsequent to October 1, 2016, are as follows:

2016 (three months)	$1,625
2017	6,500
2018	4,875
2019	6,500
2020	8,125
2021	6,500
Thereafter	1,507,750
Total	1,541,875
Less: Original issue net discount	(4,362)
Less: Capitalized loan costs	(15,632)
Total debt	$1,521,881

Senior Notes— On March 8, 2016, Summit LLC and Summit Materials Finance Corp., an indirect wholly-owned subsidiary of Summit LLC ("Finance Corp." and with Summit LLC, the “Issuers”) issued $250.0 million of 8.500% senior notes due April 15, 2022 (the “2022 Notes”). The 2022 Notes were issued at 100.0% of their par value with proceeds of $246.3 million, net of related fees and expenses. The proceeds from the sale of the 2022 Notes were used to fund the acquisition of Boxley, replenish cash used for the acquisition of AMC and pay expenses incurred in connection with these acquisitions. The 2022 Notes were issued under an indenture dated March 8, 2016 (as amended and supplemented, the “2016 Indenture”). The 2016 Indenture contains covenants limiting, among other things, Summit LLC and its restricted subsidiaries’ ability to incur additional indebtedness or issue certain preferred shares, pay dividends, redeem stock or make other distributions, make certain investments, sell or transfer certain assets, create liens, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets, enter into certain transactions with affiliates, and designate subsidiaries as unrestricted subsidiaries. The 2016 Indenture also contains customary events of default. Interest on the 2022 Notes is payable semi-annually in arrears on April 15 and October 15 of each year commencing on October 15, 2016.

In 2015, the Issuers issued $650.0 million of 6.125% senior notes due July 2023 (the “2023 Notes” and collectively with the 2022 Notes, the “Senior Notes”). The net proceeds from the 2023 Notes, with proceeds from the refinancing of the term loan described below, were used to pay the $370.0 million initial purchase price for the Davenport Assets, to redeem $336.8 million in aggregate principal amount of the then outstanding 2020 Notes and pay related fees and expenses. Of the aggregate $650.0 million of 2023 Notes, $350.0 million were issued at par and $300.0 million were issued at 99.375% of par. The 2023 Notes were issued under an indenture dated July 8, 2015, the terms of which are generally consistent with the 2016 Indenture. Interest on the 2023 Notes is payable semi-annually in arrears on January 15 and July 15 of each year commencing on January 15, 2016.

In April, August and November 2015, using proceeds from the IPO, the refinancing of the term loan described below and the proceeds from the 2023 Notes, $288.2 million, $183.0 million and $153.8 million, respectively, in aggregate principal amount of the then outstanding 2020 Notes were redeemed at a price equal to par plus an applicable premium and the indenture under which the 2020 Notes were issued was satisfied and discharged. As a result of the redemptions, net charges of $56.5 million were recognized for the year ended January 2, 2016. The fees included $66.6 million for the applicable prepayment premium and $11.9 million for the write-off of deferred financing fees, partially offset by $22.0 million of net benefit from the write-off of the original issuance net premium for the year ended January 2, 2016.

As of October 1, 2016 and January 2, 2016, the Company was in compliance with all financial covenants under the applicable indentures.

Senior Secured Credit Facilities— Summit LLC has credit facilities that provide for term loans in an aggregate amount of $650.0 million and revolving credit commitments in an aggregate amount of $235.0 million (the “Senior Secured Credit Facilities”). Under the Senior Secured Credit Facilities, required principal repayments of 0.25% of term debt are due on the last business day of each March, June, September and December. The unpaid principal balance is due in full on the maturity date, which is July 17, 2022. On July 17, 2015, Summit LLC refinanced its term loan under the Senior Secured Credit Facilities (the “Refinancing”). The Refinancing, among other things: (i) reduced the applicable margins used to calculate interest rates for term loans under the Senior Secured Credit Facilities to 3.25% for LIBOR rate loans and 2.25% for base rate loans, subject to a LIBOR floor of 1.00% (and one 25 basis point step down upon Summit LLC achieving a certain first lien net leverage ratio); (ii) increased term loans borrowed under the term loan facility from $422.0 million to an aggregate $650.0 million; and (iii) created additional flexibility under the financial maintenance covenants, which are tested quarterly, by increasing the applicable maximum Consolidated First Lien Net Leverage Ratio (as defined in the credit agreement governing the Senior Secured Credit Facilities, the “Credit Agreement”).

On March 11, 2015, Summit LLC entered into Amendment No. 3 to the Credit Agreement, which became effective on March 17, 2015 upon the consummation of the IPO. The amendment: (i) increased the size of the revolving credit facility from $150.0 million to $235.0 million; (ii) extended the maturity date of the revolving credit facility to March 11, 2020; (iii) amended certain covenants; and (iv) permits periodic tax distributions as contemplated in a tax receivable agreement, dated March 11, 2015. As a result of this amendment, $0.8 million of financing fees were recognized in the nine months ended September 26, 2015.

The revolving credit facility bears interest per annum equal to, at Summit LLC’s option, either (i) a base rate determined by reference to the highest of (a) the federal funds rate plus 0.50%, (b) the prime rate of Bank of America, N.A. and (c) LIBOR plus 1.00%, plus an applicable margin of 2.25% for base rate loans or (ii) a LIBOR rate determined by reference to Reuters prior to the interest period relevant to such borrowing adjusted for certain additional costs plus an applicable margin of 3.25% for LIBOR rate loans.

There were no outstanding borrowings under the revolving credit facility as of October 1, 2016 and January 2, 2016, leaving remaining borrowing capacity of $209.4 million, which is net of $25.6 million of outstanding letters of credit. The outstanding letters of credit are renewed annually and support required bonding on construction projects and the Company’s insurance liabilities.

Summit LLC’s Consolidated First Lien Net Leverage Ratio, as such term is defined in the Credit Agreement, should be no greater than 4.75:1.0 as of each quarter-end. As of October 1, 2016 and January 2, 2016, Summit LLC was in compliance with all financial covenants.

Summit LLC’s wholly-owned domestic subsidiary companies, subject to certain exclusions and exceptions, are named as subsidiary guarantors of the Senior Notes and the Senior Secured Credit Facilities. In addition, Summit LLC has pledged substantially all of its assets as collateral, subject to certain exclusions and exceptions, for the Senior Secured Credit Facilities.

Interest expense related to debt totaled $21.8 million and $62.0 million in the three and nine months ended October 1, 2016, respectively, and $17.8 million and $54.6 million in the three and nine months ended September 26, 2015, respectively.

The following table presents the activity for the deferred financing fees for the nine months ended October 1, 2016 and September 26, 2015:

Deferred financing fees
Balance—January 2, 2016	$15,892
Loan origination fees	5,676
Amortization	(2,504)
Balance—October 1, 2016	$19,064

Balance—December 27, 2014	$17,215
Loan origination fees	10,911
Amortization	(2,731)
Write off of deferred financing fees	(12,135)
Balance—September 26, 2015	$13,260

Other—On January 15, 2015, the Company’s wholly-owned subsidiary in British Columbia, Canada entered into an agreement with HSBC for a (i) $6.0 million Canadian dollar (“CAD”) revolving credit commitment to be used for operating activities that bears interest per annum equal to the bank’s prime rate plus 0.20%, (ii) $0.5 million CAD revolving credit commitment to be used for capital equipment that bears interest per annum at the bank’s prime rate plus 0.90% and (iii) $0.4 million CAD revolving credit commitment to provide guarantees on behalf of that subsidiary. There were no amounts outstanding under this agreement as of October 1, 2016 or January 2, 2016.

8.ACCUMULATED OTHER COMPREHENSIVE LOSS

The changes in each component of accumulated other comprehensive loss consisted of the following:

				Accumulated
		Foreign currency		other
	Change in	translation	Cash flow hedge	comprehensive
	retirement plans	adjustments	adjustments	loss
Balance — January 2, 2016	$(7,607)	$(19,915)	$(944)	$(28,466)
Foreign currency translation adjustment	—	3,966	—	3,966
Loss on cash flow hedges	—	—	(3,232)	(3,232)
Balance — October 1, 2016	$(7,607)	$(15,949)	$(4,176)	$(27,732)

Balance — December 27, 2014	$(9,730)	$(5,816)	$—	$(15,546)
Foreign currency translation adjustment	—	(11,531)	—	(11,531)
Loss on cash flow hedges	—	—	(1,010)	(1,010)
Balance — September 26, 2015	$(9,730)	$(17,347)	$(1,010)	$(28,087)

9.INCOME TAXES

Summit LLC is a limited liability company and passes its tax attributes for federal and state tax purposes to its parent company and is generally not subject to federal or state income tax. However, certain subsidiary entities file federal, state, and Canadian income tax returns due to their status as taxable entities in the respective jurisdiction. The effective income tax rate for the C Corporations differs from the statutory federal rate primarily due to (1) tax depletion expense in excess of the expense recorded under U.S. GAAP, (2) state income taxes and the effect of graduated tax rates and (3) various other items, such as limitations on meals and entertainment and other costs.  The effective income tax rate for the Canadian subsidiary is not significantly different from its historical effective tax rate.

As of October 1, 2016 and January 2, 2016, the Company has not recognized any liabilities for uncertain tax positions. The Company records interest and penalties as a component of the income tax provision. No material interest or penalties were recognized in income tax expense during the three and nine months ended October 1, 2016 and September 26, 2015.

10.COMMITMENTS AND CONTINGENCIES

The Company is party to certain legal actions arising from the ordinary course of business activities. Accruals are recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be predicted with certainty, management expects that the ultimate resolution of all pending or threatened claims and litigation will not have a material effect on the Company’s consolidated results of operations, financial position or liquidity. The Company records legal fees as incurred.

Litigation and Claims—The Company is obligated under an indemnification agreement entered into with the sellers of Harper Contracting, Inc., Harper Sand and Gravel, Inc., Harper Excavating, Inc., Harper Ready Mix Company, Inc. and Harper Investments, Inc. for the sellers’ ownership interests in a joint venture agreement. The Company has the rights to any benefits under the joint venture as well as the assumption of any obligations, but does not own equity interests in the joint venture. The joint venture has incurred significant losses on a highway project in Utah, which have resulted in requests for funding from the joint venture partners and ultimately from the Company. Through October 1, 2016, the Company has funded $8.8 million, $4.0 million in 2012 and $4.8 million in 2011. In 2012 and 2011, the Company recognized losses on the indemnification agreement of $8.0 million and $1.9 million, respectively. As of October 1, 2016 and January 2, 2016, an accrual of $4.3 million was recorded in other noncurrent liabilities as management’s best estimate of future funding obligations.

Environmental Remediation and Site Restoration—The Company’s operations are subject to and affected by federal, state, provincial and local laws and regulations relating to the environment, health and safety and other regulatory matters. These operations require environmental operating permits, which are subject to modification, renewal and revocation. The Company regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company’s business, as it is with other companies engaged in similar businesses and there can be no assurance that environmental liabilities or noncompliance will not have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

The Company has site restoration obligations arising from regulatory and contractual requirements to perform reclamation activities at the time certain quarries and landfills are closed. As of October 1, 2016 and January 2, 2016, $18.4 million and $18.7 million, respectively, were included in other noncurrent liabilities on the consolidated balance sheets and $5.2 million and $2.0 million, respectively, were included in accrued expenses for future reclamation costs. The total undiscounted anticipated costs for site reclamation as of October 1, 2016 and January 2, 2016 were $68.4 million and $56.7 million, respectively.

Other—The Company is obligated under various firm purchase commitments for certain raw materials and services that are in the ordinary course of business. Management does not expect any significant changes in the market value of these goods and services during the commitment period that would have a material adverse effect on the financial condition, results of operations, and cash flows of the Company. The terms of the purchase commitments generally approximate one year.

11.SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information is as follows:

	Nine months ended
	October 1,	September 26,
	2016	2015
Cash payments:
Interest	$62,438	$75,990
Income taxes	1,536	1,516
Non cash financing activities:
Purchase of noncontrolling interest in Continental Cement	$—	$(64,102)

12.SEGMENT INFORMATION

The Company has three operating segments: West; East; and Cement, which are its reporting segments. These segments are consistent with the Company’s management reporting structure. In the fourth quarter of 2015, the Company reorganized the operations and management reporting structure of the East and Cement segment operations, resulting in a change to its reportable business segments. The Company now conducts the cement business separate from the regional segments. As a result, the cement business is a reportable business segment. In addition, the Company has combined the materials-based businesses centered in Kansas and Missouri with the Kentucky-based operations, creating an expanded East segment and eliminating what was the Central region. These changes did not affect the West segment. Amounts in prior periods have been revised to reflect the current reporting structure.

The operating results of each segment are regularly reviewed and evaluated by the Chief Executive Officer, the Company’s Chief Operating Decision Maker (“CODM”). The CODM primarily evaluates the performance of its segments and allocates resources to them based on a segment profit metric that we call Adjusted EBITDA, which is computed as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, accretion, share-based compensation, and transaction costs, as well as various other non-recurring, non-cash amounts.

The West and East segments have several acquired subsidiaries that are engaged in various activities including quarry mining, aggregate production and contracting. The Cement segment is engaged in the production of Portland cement. Assets employed by each segment include assets directly identified with those operations. Corporate assets consist primarily of cash, property, plant and equipment for corporate operations and other assets not directly identifiable with a reportable business segment. The accounting policies applicable to each segment are consistent with those used in the consolidated financial statements.

The following tables display selected financial data for the Company’s reportable business segments as of October 1, 2016 and January 2, 2016 and for the three and nine months ended October 1, 2016 and September 26, 2015:

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Revenue*:
West	$264,874	$261,742	$614,868	$597,484
East	175,000	137,731	385,054	312,734
Cement	89,563	72,432	203,168	120,617
Total revenue	$529,437	$471,905	$1,203,090	$1,030,835

*Intercompany sales are immaterial and the presentation above only reflects sales to external customers.

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Adjusted EBITDA:
West	$63,683	$59,760	$127,547	$111,450
East	51,558	36,677	90,405	62,758
Cement	40,264	31,554	78,828	43,897
Corporate and other	(9,314)	(7,585)	(27,431)	(20,906)
Total Adjusted EBITDA	146,191	120,406	269,349	197,199
Interest expense	25,019	20,436	71,668	61,649
Depreciation, depletion and amortization	39,055	32,940	107,993	85,689
Accretion	372	366	1,202	1,129
IPO/ Legacy equity modification costs	12,506	—	37,257	28,296
Loss on debt financings	—	32,641	—	64,313
Transaction costs	1,684	304	5,290	8,044
Management fees and expenses	—	—	—	1,046
Non-cash compensation	3,801	1,569	8,866	4,138
Other	1,085	699	4,093	1,528
Income (loss) from continuing operations before taxes	$62,669	$31,451	$32,980	$(58,633)

	Nine months ended
	October 1,	September 26,
	2016	2015
Purchases of property, plant and equipment
West	$64,350	$32,192
East	37,143	24,335
Cement	16,683	9,401
Total reportable segments	118,176	65,928
Corporate and other	3,769	3,744
Total purchases of property, plant and equipment	$121,945	$69,672

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Depreciation, depletion, amortization and accretion:
West	$16,492	$13,786	$48,714	$38,508
East	14,744	9,587	37,485	29,082
Cement	7,619	9,305	21,147	17,542
Total reportable segments	38,855	32,678	107,346	85,132
Corporate and other	572	628	1,849	1,686
Total depreciation, depletion, amortization and accretion	$39,427	$33,306	$109,195	$86,818

	October 1,	January 2,
	2016	2016
Total assets:
West	$956,919	$821,479
East	907,749	545,187
Cement	888,765	843,941
Total reportable segments	2,753,433	2,210,607
Corporate and other	10,144	184,555
Total	$2,763,577	$2,395,162

	Three months ended		Nine months ended
	October 1,	September 26,	October 1,	September 26,
	2016	2015	2016	2015
Revenue by product*:
Aggregates	$78,274	$62,422	$201,217	$161,896
Cement	81,154	66,313	179,658	104,986
Ready-mix concrete	111,141	95,044	288,607	254,318
Asphalt	93,551	98,731	182,185	189,122
Paving and related services	113,648	107,054	219,282	211,864
Other	51,669	42,341	132,141	108,649
Total revenue	$529,437	$471,905	$1,203,090	$1,030,835

*Revenue from the liquid asphalt terminals is included in asphalt revenue.

13.RELATED PARTY TRANSACTIONS

Under the terms of a transaction and management fee agreement between Summit Holdings and Blackstone Management Partners L.L.C. (“BMP”), whose affiliates include controlling stockholders of the Company, BMP provided monitoring, advisory and consulting services to the Company through March 17, 2015. Under the terms of the agreement, BMP was permitted to assign, and had assigned, a portion of the fees to which it was entitled to Silverhawk Summit, L.P. and to certain other equity investors.

The management fee was calculated based on the greater of $300,000 or 2.0% of the Company’s annual consolidated profit, as defined in the agreement, and is included in general and administrative expenses. The Company incurred management fees totaling $1.0 million during the period between December 28, 2014 and March 17, 2015.

In connection with the IPO, the transaction and management fee agreement with BMP was terminated on March 17, 2015 for a final payment of $13.8 million; $13.4 million was paid to affiliates of BMP and the remaining $0.4 million was paid to affiliates of Silverhawk Summit, L.P. and to certain other equity investors.

In addition to the transaction and management fees paid to BMP, the Company reimbursed BMP for direct expenses incurred, which were not material in the three and nine months ended October 1, 2016 and September 26, 2015.

Blackstone Advisory Partners L.P., an affiliate of BMP, served as an initial purchaser of $18.8 million of the 2022 Notes issued in March 2016 and $22.5 million and $26.3 million of the 2023 Notes issued in November 2015 and July 2015, respectively, and received compensation in connection therewith. In addition, Blackstone Advisory Partners L.P. served as an underwriter of 1,681,875 shares of Class A common stock issued in connection with the August 2015 follow-on offering and received compensation in connection therewith.

On July 17, 2015, the Company purchased the Davenport Assets from Lafarge North America Inc. for a purchase price of $450.0 million in cash and a cement distribution terminal in Bettendorf, Iowa. At closing,

$370.0 million of the purchase price was paid, and the remaining $80.0 million was paid on August 13, 2015. Summit Holdings entered into a commitment letter dated April 16, 2015, with Blackstone Capital Partners V L.P. (“BCP”) for equity financing up to $90.0 million in the form of a preferred equity interest (the “Equity Commitment Financing”), which would have been used to pay the $80.0 million deferred purchase price if other financing was not secured by December 31, 2015. For the Equity Commitment Financing, the Company paid a $1.8 million commitment fee to BCP for the year ended January 2, 2016.

14.GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION

Summit LLC’s domestic wholly-owned subsidiary companies other than Finance Corp. are named as guarantors (collectively, the “Guarantors”) of the Senior Notes. Finance Corp. does not and will not have any assets or operations other than as may be incidental to its activities as a co-issuer of the Senior Notes and other indebtedness. Certain other partially-owned subsidiaries and a non-U.S. entity do not guarantee the Senior Notes (collectively, the “Non-Guarantors”). The Guarantors provide a joint and several, full and unconditional guarantee of the Senior Notes.

There are no significant restrictions on Summit LLC’s ability to obtain funds from any of the Guarantor Subsidiaries in the form of dividends or loans. Additionally, there are no significant restrictions on a Guarantor Subsidiary’s ability to obtain funds from Summit LLC or its direct or indirect subsidiaries.

The following condensed consolidating balance sheets, statements of operations and cash flows are provided for the Issuers, the Wholly-owned Guarantors and the Non-Guarantors. On March 17, 2015, the noncontrolling interests of Continental Cement were purchased resulting in Continental Cement being a wholly-owned indirect subsidiary of Summit LLC. Continental Cement’s results of operations and cash flows are reflected with the Guarantors for all periods presented.

Earnings from subsidiaries are included in other income in the condensed consolidated statements of operations below. The financial information may not necessarily be indicative of the financial position, results of operations or cash flows had the guarantor or non-guarantor subsidiaries operated as independent entities.

Condensed Consolidating Balance Sheets

October 1, 2016

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$14,329	$4,783	$12,718	$(17,648)	$14,182
Accounts receivable, net	50	238,476	8,932	(283)	247,175
Intercompany receivables	764,752	215,128	—	(979,880)	—
Cost and estimated earnings in excess of billings	—	38,217	835	—	39,052
Inventories	—	159,473	5,402	—	164,875
Other current assets	1,754	5,562	1,037	—	8,353
Total current assets	780,885	661,639	28,924	(997,811)	473,637
Property, plant and equipment, net	7,801	1,428,623	20,067	—	1,456,491
Goodwill	—	712,609	47,839	—	760,448
Intangible assets, net	—	24,946	259	—	25,205
Other assets	3,096,114	127,972	1,876	(3,178,166)	47,796
Total assets	$3,884,800	$2,955,789	$98,965	$(4,175,977)	$2,763,577
Liabilities and Member’s Interest
Current liabilities:
Current portion of debt	$6500	$—	$—	$—	$6,500
Current portion of acquisition-related liabilities	1,000	18,407	—	—	19,407
Accounts payable	2,520	106,637	4,455	(283)	113,329
Accrued expenses	41,814	83,756	772	(17,648)	108,694
Intercompany payables	592,941	381,368	5,571	(979,880)	—
Billings in excess of costs and estimated earnings	—	16,586	283	—	16,869
Total current liabilities	644,775	606,754	11,081	(997,811)	264,799
Long-term debt	1,515,381	—	—	—	1,515,381
Acquisition-related liabilities	—	24,225	—	—	24,225
Other noncurrent liabilities	4,204	256,720	56,788	(196,562)	121,150
Total liabilities	2,164,360	887,699	67,869	(1,194,373)	1,925,555
Total member's interest	1,720,440	2,068,090	31,096	(2,981,604)	838,022
Total liabilities and member’s interest	$3,884,800	$2,955,789	$98,965	$(4,175,977)	$2,763,577

Condensed Consolidating Balance Sheets

January 2, 2016

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$180,712	$4,068	$12,208	$(11,600)	$185,388
Accounts receivable, net	1	136,916	8,681	(54)	145,544
Intercompany receivables	562,311	114,402	10,670	(687,383)	—
Cost and estimated earnings in excess of billings	—	5,389	301	—	5,690
Inventories	—	126,553	3,529	—	130,082
Other current assets	764	3,306	737	—	4,807
Total current assets	743,788	390,634	36,126	(699,037)	471,511
Property, plant and equipment, net	10,355	1,232,340	26,311	—	1,269,006
Goodwill	—	550,028	46,369	—	596,397
Intangible assets, net	—	13,797	1,208	—	15,005
Other assets	1,840,889	130,992	2,288	(1,930,926)	43,243
Total assets	$2,595,032	$2,317,791	$112,302	$(2,629,963)	$2,395,162
Liabilities and Member’s Interest
Current liabilities:
Current portion of debt	$6,500	$—	$—	$—	$6,500
Current portion of acquisition-related liabilities	1,400	16,684	—	—	18,084
Accounts payable	2,138	74,111	5,202	(54)	81,397
Accrued expenses	40,437	62,217	1,888	(11,600)	92,942
Intercompany payables	122,174	562,537	2,672	(687,383)	—
Billings in excess of costs and estimated earnings	—	12,980	101	—	13,081
Total current liabilities	172,649	728,529	9,863	(699,037)	212,004
Long-term debt	1,273,652	—	—	—	1,273,652
Acquisition-related liabilities	—	31,028	—	—	31,028
Other noncurrent liabilities	1,292	197,484	56,703	(155,293)	100,186
Total liabilities	1,447,593	957,041	66,566	(854,330)	1,616,870
Total member's interest	1,147,439	1,360,750	45,736	(1,775,633)	778,292
Total liabilities and member’s interest	$2,595,032	$2,317,791	$112,302	$(2,629,963)	$2,395,162

Condensed Consolidating Statements of Operations

For the three months ended October 1, 2016

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated

Revenue	$—	518,218	13,182	(1,963)	$529,437
Cost of revenue (excluding items shown separately below)	—	328,595	9,247	(1,963)	335,879
General and administrative expenses	25,877	38,753	1,248	—	65,878
Depreciation, depletion, amortization and accretion	571	37,819	1,037	—	39,427
Operating (loss) income	(26,448)	113,051	1,650	—	88,253
Other (income) expense, net	(109,291)	254	(54)	109,656	565
Interest expense	21,575	2,576	868	—	25,019
Income from continuing operations before taxes	61,268	110,221	836	(109,656)	62,669
Income tax expense	—	1,212	97	—	1,309
Income from continuing operations	61,268	109,009	739	(109,656)	61,360
Income from discontinued operations	—	—	—	—	—
Net income	61,268	109,009	739	(109,656)	61,360
Net income attributable to minority interest	—	—	—	92	92
Net income attributable to member of Summit Materials, LLC	$61,268	$109,009	$739	$(109,748)	$61,268
Comprehensive income attributable to member of Summit Materials, LLC	$60,017	$108,949	$2,050	$(110,999)	$60,017

Condensed Consolidating Statements of Operations

For the three months ended September 26, 2015

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated

Revenue	$—	$454,501	$21,472	$(4,068)	$471,905
Cost of revenue (excluding items shown separately below)	—	304,204	12,263	(4,068)	312,399
General and administrative expenses	8,881	32,362	1,600	—	42,843
Depreciation, depletion, amortization and accretion	628	31,374	1,304	—	33,306
Operating (loss) income	(9,509)	86,561	6,305	—	83,357
Other (income) expense, net	(58,666)	3,639	(17)	86,514	31,470
Interest expense	15,046	15,286	900	(10,796)	20,436
Income (loss) from continuing operations before taxes	34,111	67,636	5,422	(75,718)	31,451
Income tax (benefit) expense	—	(2,690)	35	—	(2,655)
Income from continuing operations	34,111	70,326	5,387	(75,718)	34,106
Income from discontinued operations	—	(57)	—	—	(57)
Net income	34,111	70,383	5,387	(75,718)	34,163
Net income attributable to noncontrolling interest	—	—	—	52	52
Net income attributable to member of Summit Materials, LLC	$34,111	$70,383	$5,387	$(75,770)	$34,111
Comprehensive income (loss) attributable to member of Summit Materials, LLC	$26,805	$69,373	$(909)	$(68,464)	$26,805

Condensed Consolidating Statements of Operations

For the nine months ended October 1, 2016

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated

Revenue	$—	1,174,695	34,364	(5,969)	$1,203,090
Cost of revenue (excluding items shown separately below)	—	780,250	23,686	(5,969)	797,967
General and administrative expenses	77,603	108,655	4,240	—	190,498
Depreciation, depletion, amortization and accretion	1,848	104,117	3,230	—	109,195
Operating (loss) income	(79,451)	181,673	3,208	—	105,430
Other (income) loss, net	(178,290)	1,134	(363)	178,301	782
Interest expense	58,020	11,058	2,590	—	71,668
Income from continuing operations before taxes	40,819	169,481	981	(178,301)	32,980
Income tax (benefit) expense	—	(8,071)	175	—	(7,896)
Income from continuing operations	40,819	177,552	806	(178,301)	40,876
Income from discontinued operations	—	—	—	—	—
Net income	40,819	177,552	806	(178,301)	40,876
Net income attributable to noncontrolling interest	—	—	—	57	57
Net income attributable to member of Summit Materials, LLC	$40,819	$177,552	$806	$(178,358)	$40,819
Comprehensive income attributable to member of Summit Materials, LLC	$41,553	$180,784	$(3,160)	$(177,624)	$41,553

Condensed Consolidating Statements of Operations

For the nine months ended September 26, 2015

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated

Revenue	$—	$980,153	$78,821	$(28,139)	$1,030,835
Cost of revenue (excluding items shown separately below)	—	696,068	51,909	(28,139)	719,838
General and administrative expenses	61,634	90,959	4,935	—	157,528
Depreciation, depletion, amortization and accretion	1,686	80,997	4,135	—	86,818
Operating (loss) income	(63,320)	112,129	17,842	—	66,651
Other (income) expense, net	(55,083)	7,140	142	111,436	63,635
Interest expense	35,196	45,332	2,689	(21,568)	61,649
(Loss) income from continuing operations before taxes	(43,433)	59,657	15,011	(89,868)	(58,633)
Income tax (benefit) expense	—	(12,852)	384	—	(12,468)
(Loss) income from operations	(43,433)	72,509	14,627	(89,868)	(46,165)
Income from discontinued operations	—	(815)	—	—	(815)
Net (loss) income	(43,433)	73,324	14,627	(89,868)	(45,350)
Net loss attributable to noncontrolling interest	—	—	—	(1,917)	(1,917)
Net (loss) income attributable to member of Summit Materials, LLC	$(43,433)	$73,324	$14,627	$(87,951)	$(43,433)
Comprehensive (loss) income attributable to member of Summit Materials, LLC	$(55,974)	$72,314	$3,096	$(75,410)	$(55,974)

Condensed Consolidating Statements of Cash Flows

For the nine months ended October 1, 2016

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(135,318)	$219,647	$194	$—	$84,523
Cash flow from investing activities:
Acquisitions, net of cash acquired	(42,844)	(288,619)	—	—	(331,463)
Purchase of property, plant and equipment	(3,769)	(117,760)	(416)	—	(121,945)
Proceeds from the sale of property, plant, and equipment	—	16,129	93	—	16,222
Other	—	1,500	—	—	1,500
Net cash used for investing activities	(46,613)	(388,750)	(323)	—	(435,686)
Cash flow from financing activities:
Proceeds from investment by member	(476,386)	476,499	—	—	113
Capital issuance costs	(136)	—	—	—	(136)
Shares redeemed to settle employee taxes	—	(8)	—	—	(8)
Net proceeds from debt issuance	354,000	—	—	—	354,000
Loans received from and payments made on loans from other Summit Companies	281,013	(275,274)	309	(6,048)	—
Payments on long-term debt	(108,875)	(5,379)	—	—	(114,254)
Payments on acquisition-related liabilities	(400)	(26,020)	—	—	(26,420)
Financing costs	(5,675)	—	—	—	(5,675)
Distributions from partnership	(27,993)	—	—	—	(27,993)
Net cash provided by financing activities	15,548	169,818	309	(6,048)	179,627
Impact of cash on foreign currency	—	—	330	—	330
Net (decrease) increase in cash	(166,383)	715	510	(6,048)	(171,206)
Cash — Beginning of period	180,712	4,068	12,208	(11,600)	185,388
Cash — End of period	$14,329	$4,783	$12,718	$(17,648)	$14,182

Condensed Consolidating Statements of Cash Flows

For the nine months ended September 26, 2015

		100%
		Owned	Non-
	Issuers	Guarantors	Guarantors	Eliminations	Consolidated

Net cash (used in) provided by operating activities	$(140,504)	$112,541	$9,900	$(167)	$(18,230)
Cash flow from investing activities:
Acquisitions, net of cash acquired	—	(505,466)	—	—	(505,466)
Purchase of property, plant and equipment	(3,743)	(65,001)	(928)	—	(69,672)
Proceeds from the sale of property, plant, and equipment	—	8,821	62	—	8,883
Other	—	610	—	—	610
Net cash used for investing activities	(3,743)	(561,036)	(866)	—	(565,645)
Cash flow from financing activities:
Proceeds from investment by member	490,916	—	—	—	490,916
Capital issuance costs	(12,539)	—	—	—	(12,539)
Net proceeds from debt issuance	1,415,750	—	—	—	1,415,750
Loans received from and payments made on loans from other Summit Companies	(1,031,576)	1,047,015	(9,000)	(6,439)	—
Payments on long-term debt	(669,123)	(583,340)	—	1,056	(1,251,407)
Payments on acquisition-related liabilities	(166)	(14,852)	—	—	(15,018)
Financing costs	(10,911)	—	—	—	(10,911)
Distributions from partnership	(39,952)	—	—	—	(39,952)
Other	—	—	—	—	—
Net cash provided by (used for) financing activities	142,399	448,823	(9,000)	(5,383)	576,839
Impact of cash on foreign currency	—	—	(697)	—	(697)
Net (decrease) increase in cash	(1,848)	328	(663)	(5,550)	(7,733)
Cash — Beginning of period	10,837	697	8,793	(7,112)	13,215
Cash — End of period	$8,989	$1,025	$8,130	$(12,662)	$5,482